Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

Financial Results for the Fiscal Year Ended December 31, 2013 [US GAAP] [Non-consolidated]

February 13, 2014

Company name	Acucela Inc.
Stock exchange listing	Tokyo Stock Exchange Mothers Market (Foreign Stocks)
Code number	4589
URL	http://www.acucela.jp/
Representative	Ryo Kubota
Chairman, President and CEO
Attorney-in-fact	Baker & McKenzie (Gaikokuho Joint Enterprise)
Ken Takahashi (Telephone: 03-6271-9900)
Contact	Tomomi Sukagawa, Director
Japan Office, Acucela Inc.
(Telephone: 03-5789-5872)
Scheduled data of general shareholders meeting	June 5th, 2014
Scheduled date of annual securities report submission	March 31st, 2014
Scheduled date of dividend payment commencement	-
Supplementary materials for financial results	No
Earnings announcement for financial results	No

(Figures rounded down to the nearest thousand)

1. Financial Results for the FY2013 (January 1, 2013 to December 31, 2013)

(1)	Operating Results

(Unit: US$ in thousands (JPY in thousands), % change from the previous fiscal year)

	Revenues from collaborations with a related party		Operating income		Income before income tax		Net Income
FY2013	52,878 (5,572,812)	14%	6,818 (718,549)	-3%	7,004 (738,151)	35%	4,186 (441,162)	0%
FY2012	46,424 (4,892,625)	36%	7,033 (741,207)	82%	6,825 (719,286)	80%	4,178 (440,319)	-33%

(Note) Comprehensive income: FY2013 (US$ 4,176 thousand (JPY 440,108 thousands) (-0.2%); FY2012 (US$ 4,184 thousand (JPY 440,951 thousands) (-34%)

(Unit: US$ (JPY), except for %)

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

	Basic earnings per share	Diluted earnings per share	Net income to equity ratio	Ratio of income before income tax to total assets	Ratio of operating income to revenues from collaborations with a related party
FY2013	0.09 (9)	0.09 (9)	13%	13%	13%
FY2012	0.09 (9)	0.09 (9)	16%	15%	15%

(2) Financial Position

(Unit: US$ in thousands (JPY in thousands), except for % and per share data)

	Total assets	Net assets	Shareholders’ equity	Shareholders’ equity ratio	Shareholders' equity per share

As of December 31, 2013	54,792 (5,774,525)	31,046 (3,271,936)	31,046 (3,271,936)	57%	2.59 (273)
As of December 31, 2012	47,024 (4,955,854)	25,607 (2,698,718)	25,607 (2,698,718)	54%	2.15 (227)

(3) Cash Flows
(Unit: US$ in thousands (JPY in thousands))

	Cash flows from operating activities	Cash flows from investing activities	Cash flows from financing activities	Cash and cash equivalents at end of year
FY2013	7,219	-6,582	-3,283	13,993
	(760,811)	(-693,677)	(-345,996)	(1,474,722)
FY2012	11,246	-3,743	-624	16,639
	(1,185,208)	(-394,475)	(-65,764)	(1,753,584)

Note: The original financial statements of the Company for FY2013 and FY2012 are expressed in U.S. dollar. Amounts as to operating results in parentheses are converted amounts (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 105.39, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2013 for the sake of convenience.

2. Dividends

(Unit: US$ (JPY), except for %)	Annual dividend per share
	First Quarter	Second Quarter	Third Quarter	Year-end	Total	Total Dividend Paid	Payout Ratio	Ratio of Total Amount of Dividends to Net Assets
FY2012	—	—	—	—	—	—	—	—
FY2013	—	—	—	—	—	—	—	—
FY2014 (forecasts)	—	—	—	—	—	—	—	—

3. Projected Financial Results for FY 2014 (January 1st, 2014 to December 31st, 2014)

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

(Unit: US$ in thousands (JPY in thousands), % change from the previous fiscal year/previous half year)

	Revenues from collaborations with a related party		Operating Income		Income before income tax		Net Income		Net income per share
Half Year (accumulated)	29,683 (3,128,291)	10%	401 (42,261)	-93%	208 (21,921)	-96%	127 (13,385)	-97%	0.01 (1)
Full Year	61,840 (6,517,318)	17%	836 (88,106)	-88%	433 (45,634)	-94%	264 (27,823)	-94%	0.02 (2)

Note: Earnings forecast of the Company is based on U.S. dollar amounts. As to the earnings forecast for FY 2014, amounts in parenthesis are converted amounts (JPY in thousands except for per share amounts (JPY)) at the rate of 1 USD = 105.39, which were the TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2013 for the sake of convenience.

4. Others

(1) Changes in significant subsidiaries during the period (changes in specified subsidiaries resulting in a change in scope of consolidation): Not Applicable

(2) Changes in accounting principles, procedures, and the method of presentation
(i) Changes caused by revision of accounting standards, etc: None
(ii) Changes other than (i): None

(3) Number of shares issued and outstanding (common stock)

1) Number of shares issued and outstanding as of the end of the reporting period (including treasury stock):

FY2013    11,971,728 shares
FY2012    11,910,057 shares
2) Number of shares of treasury stock as of the end of the reporting period:

FY2013    none
FY2012    none

3) Average number of shares outstanding during the reporting period:

FY2013    11,963,875 shares
FY2012    11,900,886 shares

* Implementation status of audit procedures
This financial results report is not subject to audit procedures by independent auditors under Japan’s Financial Instruments and Exchange Law. At the time of release of this report, audit procedures in accordance with auditing standards of the Public Company Accounting Oversight Board of U.S. have not been completed.

* Disclaimer Regarding Forward-Looking Statements and Other Items of Note
Forecasts and other forward-looking statements included in this report are based on information currently available and certain assumptions that the Company deems reasonable. Actual performance and other results may differ significantly due to various factors.

* Investors Meeting
The company will actively hold Investors Meetings for investors. Please visit our website (http://www.acucela.jp/) for the schedule.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

TABLE OF CONTENTS

1. Business Results	1

(1) Analysis of Business Results	1
(2) Analysis of Financial Condition	3
(3) Basic Policy on Distribution of Profits and Distribution for FY2013 and Distribution Forecast for FY2014	4

2. Management Policy	4

(1) Basic Management Policy	4
(2) Target Financial Index	5
(3) Mid-and-Long-Term Business Strategy and Issues to be addressed	5

3. Financial Statements and Other Information	8

(1) Balance Sheets	8
(2) Statements of Income	9
(3) Statement of Comprehensive Income	10
(4) Statement of Stockholders' Equity	11
(5) Statements of Cash Flow	12
(6) Notes regarding Assumption of Going Concern	13
(7) Notes on the Financial Statements	13

Changes in Directors, Corporate Auditors, and Executive Officers	16

(Note) Translation from USD into Japanese Yen in this document has been made at JPY105.39 = US$1 (TTM rates quoted by The Bank of Tokyo-Mitsubishi UFJ, Ltd. on December 30, 2013.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

1. Business Results

(1) Analysis of Business Results
FY 2013 compared to FY 2012
Revenues from collaborations with a related party. Revenues from collaborations with a related party for the year ended December 31, 2013 totaled approximately $52.9 million (JPY 5,573 million), representing an increase of approximately $6.5 million (JPY 680 million), or 14%, over the same period in 2012. By program, revenues were as follow (in thousands US$ (JPY), except for %):

	Year Ended December 31,		Change
	2013	2012	$	%
Emixustat	$39,118	$19,328	$19,790	102%
	(4,122,646)	(2,036,978)	(2,085,668)
Rebamipide	$12,270	$18,987	$(6,717)	(35)%
	(1,293,135)	(2,001,040)	((707,905))
OPA-6566	$1,490	$8,108	$(6,618)	(82)%
	(157,031)	(854,502)	((697,471))
The increase was primarily due to the receipt of a $5.0 million (JPY 527 million) milestone payment from Otsuka related to the initiation of our Phase 2b/3 emixustat clinical study and recognizing a $2.0 million (JPY 211 million) rebamipide milestone. Increased revenue in the emixustat program driven by the Phase 2b/3 study was partially offset by decreased activity in the rebamipide and OPA-6566 programs.
Research and development. Research and development expense for the year ended December 31, 2013 totaled approximately $36.9 million (JPY 3,893 million), representing an increase of approximately $5.3 million (JPY 562 million), or 17%, over the same period in 2012. During the year ended December 31, 2013 and 2012, our research and development expenses related to clinical programs and internal research programs were as follows (in thousands US$ (JPY), except for %):

	Year Ended December 31,		Change
	2013	2012	$	%
Internal Research	$2,593	$2,515	$78	3%
	(273,276)	(265,056)	(8,220)
Emixustat	$25,788	$13,707	$12,081	88%
	(2,717,797)	(1,444,581)	(1,273,217)
Rebampide	$7,185	$9,823	$(2,638)	(27)%
	(757,227)	(1,035,246)	((278,019))
OPA-6566	$1,250	$5,559	$(4,309)	(78)%
	(131,738)	(585,863)	((454,126))
DR/DME	$124	$0	$124	100%
	(13,068)	0	(13,068)
The increase was primarily due to increased development of emixustat as the Phase 2b/3 clinical study commenced during 2013.
General and administrative. General and administrative expense for the year ended December 31, 2013 totaled approximately $9.1 million (JPY 961 million), representing an increase of approximately $1.3 million (JPY 140 million), or 17%, over the same period in 2012. The increase was primarily due to costs associated with restructuring the business after the rebamipide program being terminated as well as increased expenses as the Company prepares for its future public offering.
Interest income and interest expense. Interest income and interest expense for the year ended December 31, 2013 were relatively consistent with the prior year.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

Income tax expense. Income tax expense for the year ended December 31, 2013 totaled approximately $2.8 million (JPY 297 million). This represented a 40% tax rates.
Net income attributable to common shareholders
(Unit: in thousands except for per share data)

	December 31, 2012		December 31, 2013
	US$	JPY	US$	JPY
Net income	4,178	440,319	4,186	441,162
Net income attributable to participating securities	3,056	322,071	3,056	322,071
Net income attributable to common shareholders	1,122	118,247	1,130	119,090
Net income per share attributable to common shareholders
Basic	0.09	9	0.09	9
Diluted	0.09	9	0.09	9
Weighted average shares used to compute net income per share attributable to common shareholders (in thousand shares):
Basic	11,901		11,964
Diluted	12,158		12,355
Net income attributable to common shareholders for the year ended December 31, 2013 was relatively consistent with the prior year.

Prospects for the upcoming fiscal year

Acucela is a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threating ophthalmic diseases impacting millions of individuals worldwide. We have been focusing on developing own products based on our proprietary visual cycle modulation (“VCM”) compounds to treat and alter the progression of a variety of retina diseases such as age-related macular degeneration (“AMD”), diabetic macular edema (“DME”) and diabetic retinopathy (“DR”), stargardt diseases, retinitis pigmentosa, and retinopathy of prematurity. The visual cycle is a structure that supports continued photo transduction - the biological conversion of a photon into an electrical signal in the retina located at posterior of an eye, and VCM is a therapeutic technique which is expected to reduce the effects of toxic by-products and reduce damage in retina from oxidative stress by reducing the speed of the visual cycle. We believe that our insight into modulating the visual cycle, combined with our deep expertise in ophthalmic research and development, enables us to develop product candidates that, if approved, should provide relief to patients worldwide suffering from the debilitating effects of eye diseases. In addition to our VCM-based compounds, we are developing therapies for the treatment of glaucoma.

Over the last few years, we have built a strong strategic partnership with Otsuka to jointly pursue development efforts to deliver three innovative ophthalmic drugs to patients. In September 2008, we signed a co-development and commercialization agreement for emixustat HCl (“emixustat”, previously known as ACU-4429), our lead VCM-based product candidate, and its backup compounds for dry-form of AMD (“dry AMD”) and various other ophthalmic indications. Additionally, in September 2008, we signed a co-development agreement for rebamipide ophthalmic suspension, Otsuka’s therapeutic product, for the treatment of dry eye syndrome in the United States (such agreement was terminated in September 2013.). To further strengthen our partnership with Otsuka, we entered into another collaboration agreement in September 2010 to co-develop and co-promote OPA-6566, an adenosine A2a receptor agonist discovered by Otsuka for the treatment of glaucoma in the United States. This third agreement further broadened our portfolio of potential eye treatments for patients with blinding eye diseases and represents an important step forward in our growth strategy.

Early 2013 Acucela kicked off a Phase 2b/3 clinical trial for emixustat to evaluate its safety and efficacy, and the focus in 2014 will be continued collection of data in support of registration. The Phase 2b/3 trial is designed as a prospective, randomized, multicenter, double-masked, placebo-controlled, dose-ranging study. Analyses will be obtained at 12, 18, and 24-months. The objectives of the study is to assess treatment effects for: 1) differences in the rate of GA progression between treatment and control groups as measured by fundus autofluorescence imaging; 2) changes in visual acuity score; 3) differences in the development of wet AMD; 4) differences in safety and tolerability.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

In 2013 Acucela recognized $7 million (JPY 738 million) in milestones ($2 million (JPY 211 million) rebamipide, $5 million (JPY 527 million) emixustat). Excluding the impact of these milestones, we expect 2014 pretax earnings to equal or be greater than 2013 pretax earnings. 2014 total revenue is expected to increase year over year due to expected full enrollment in the Phase 2b/3 clinical trial, performing non-clinical supportive studies, registration batch manufacturing and general activities in support of the emixustat program.

(2) Analysis of Financial Condition

Since inception, we have funded our operations primarily from the issuance of convertible preferred stock and convertible debt and, since 2009, from cash generated from operations. Through 2007, we raised approximately $28.2 million (JPY 2,972 million) through various offerings of our convertible preferred stock and approximately $12.0 million (JPY 1,265 million) from the sale of convertible notes.

As of December 31, 2013, we had cash, cash equivalents and short-term investments of $28.9 million (JPY 3,050 million). Cash and cash equivalents include all short-term, highly liquid investments with an original maturity of three months or less at the date of purchase. Cash equivalents consist of money market funds, municipal bonds, and corporate debt securities. Short-term investments as of December 31, 2013, are composed of commercial paper, corporate debt securities, certificates of deposit, and government-backed securities. Investments with maturities between three months and one year at the date of purchase are classified as short-term investments. Amounts on deposit with third-party financial institutions may exceed the applicable Federal Deposit Insurance Corporation and the Securities Investor Protection Corporation insurance limits, as applicable.

The following table shows a summary of our cash flows for the years ended December 31, 2012 and 2013 (in thousands US$ (JPY)):

	Years Ended December 31,
	2013	2012
Cash flows provided by operating activities	$7,219	$11,246
	760,811	(1,185,208)
Cash flows used in investing activities	$(6,582)	$(3,743)
	((693,677))	((394,475))
Cash flows used in financing activities	$(3,283)	$(624)
	((345,996))	((65,764))

Cash Flows Provided By Operating Activities

Operating activities generated $7.2 million (JPY 761 million) and $11.2 million (JPY 1,185 million) of cash and cash equivalents for the year ended December 31, 2013 and 2012, respectively. For 2013, the cash inflow was primarily the result of $4.2 million (JPY 441 million) of net income, adjusted by decreases in deferred tax assets of $2.2 million (JPY 231 million), accounts receivable from collaborations with a related party of $(1.8) million (JPY (186) million), and an increase in accrued liabilities of $3.2 million (JPY 332 million) and deferred revenue from collaborations with a related party $(2.3) million (JPY (244) million). For 2012, the cash inflow was primarily the result of $4.2 million (JPY 440 million) of net income, adjusted by decreases in deferred tax assets of $2.4 million (JPY 257 million), accounts receivable from collaborations with a related party of $3.6 million (JPY 374 million), and accounts payable of $1.9 million (JPY 205 million) and an increase in accrued liabilities of $1.3 million (JPY 139 million).

Cash Flows Used In Investing Activities

Net cash used in investing activities for the year ended December 31, 2013 and 2012 was $6.6 million (JPY 694 million) and $3.7 million (JPY 394 million), respectively. These changes were primarily the result of net purchases of marketable securities.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

Cash Flows Used In Financing Activities

Net cash used in financing activities for the year ended December 31, 2013 and 2012 was $3.3 million (JPY 346 million) and $0.6 million (JPY 66 million), respectively. The 2013 and 2012 change was the result of deferred offering costs.

We believe that cash from operations and cash and investment balances will be sufficient to fund our ongoing operating activities, working capital, capital expenditures and other capital requirements for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our research and development activities, the timing and extent of our elections to co-promote product candidates under our collaboration agreements with Otsuka, the timing of achievement of milestones under the Emixustat Agreement, and Glaucoma Agreement. Although we are not currently a party to any agreement or letter of intent regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could require us to seek additional equity or debt financing.

	FY2012	FY2013
Stockholders’ equity ratio (%)	54%	57%
Stockholders’ equity ratio based on market prices (%)	738%	1,365%
Debt to annual cash flow ratio (%)	1.07	1.66
Interest coverage ratio (times)	26.78	–

Stockholders' equity ratio: stockholders' equity I total assets
Stockholders' equity ratio based on market prices: market capitalization I total assets
Debt to annual cash flow ratio: interest bearing liabilities I operating cash flows
Interest coverage ratio: operating cash flows I interest payments

(Notes)
1. These indexes are calculated using U.S. GAAP figures.
2. Market capitalization is calculated based on issued and outstanding shares excluding treasury stock.
3. Operating cash flows are the cash flows provided by operating activities on the statements of cash flows.
4, Interest-bearing liabilities include all liabilities on the balance sheets that incur interest.

(3) Basic Policy on Distribution of Profits and Distribution for FY2013 and Distribution Forecast for FY2014

We have not declared or paid a cash dividend on our capital stock and do not intend to pay cash dividends for the foreseeable future.  We intend to retain all available funds and any future earnings to fund the development and growth of our business.  Any future determinations to pay dividends on our capital stock would depend on our results of operations, our financial condition and liquidity requirements, restrictions that may be imposed by applicable law or our contracts, and any other factors that our board of directors in its sole discretion may consider relevant.

Distribution forecast for 2014 – The Company does not plan for distribution at this time.

2. Management Policy

(1) Basic Management Policy

We are a clinical-stage biotechnology company that specializes in discovering and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases impacting millions of individuals worldwide. We focus on developing oral products based on our proprietary visual cycle modulation, or VCM, compounds to address a variety of retinal diseases, primarily age-related macular degeneration, or

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

AMD, diabetic retinopathy, or DR, and diabetic macular edema, or DME, and potentially Stargardt disease, retinitis pigmentosa and retinopathy of prematurity. Our product candidates are designed to address the root cause of these diseases by reducing toxic by-products and oxidative damage as well as protecting the retina from light damage. The visual cycle is the biological conversion of a photon into an electrical signal in the retina located at posterior of an eye. Our approach to treating and slowing the progression of eye diseases utilizes proprietary compounds that modulate activities of the visual cycle. We believe that our insight into modulating the visual cycle combined with our deep expertise in ophthalmic research and development enables us to develop product candidates that, if approved, should preserve vision and provide relief to patients worldwide suffering from the debilitating effects of multiple eye diseases.

While we are primarily focused on developing product candidates based on the VCM compounds, we are also in a development of a therapy for the treatment of glaucoma. We believe significant market opportunity exists for our lead product candidates, based on a large and growing worldwide ophthalmic pharmaceutical market and our belief that currently available therapies are inadequate. According to visiongain, an independent research firm, the worldwide ophthalmic market was $17.5 billion (JPY 1,844 billion) in 2011 and is expected to grow to $34.7 billion (JPY 3,657 billion) by 2023, representing a 5.9% compounded annual growth rate. Our two lead product candidates target segments of this market that collectively represented a majority of its value in 2011.

(2) Target Financial Index

The Company believes that it is not appropriate to use a financial index as a target in the light of business administration at this time.

(3) Mid-and-Long-Term Business Strategy and Issues to be addressed

Strategy
Our objective is to identify, develop or acquire, and commercialize novel therapeutics to treat sight-threatening ophthalmic diseases. The key elements of our strategy are to:

•
Drive the development and commercialization of our product candidates. We intend to continue to operate a flexible and efficient business model, which enables us to cost-effectively develop our product candidates. Should our product candidates be approved, we plan to establish our own specialized sales and marketing infrastructure or selectively collaborate with one or more strategic partners to pursue the commercial opportunity of our product candidates globally.

•
Educate the marketplace on the benefits of VCM. We believe our innovative VCM-based product candidates provide a ground-breaking approach to addressing the fundamental pathophysiology of various retina degenerative diseases. We intend to educate the ophthalmic community on the benefits of VCM-based therapies by expanding our intellectual property portfolio, through the successful approval of our products in development, and the commercial launch of our products following approval. We also plan to continue to maintain and extend our leadership position in the area of VCM through active promotion of VCM and its attributes and potential to treat and alter the progression of a variety of sight-threatening ophthalmic diseases.

•
Continue to expand our ophthalmic product pipeline through internal research and additional partnering opportunities. We have primarily focused our efforts on ophthalmology since our inception and have assembled a research and development team with extensive expertise in this field. We intend to continue to invest in our internal drug discovery and development efforts to expand our product pipeline. We also intend to continue to actively seek to license or otherwise acquire the rights to potential new product candidates that will allow us to leverage our ophthalmic research and development expertise and expand the breadth of our product offerings.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

•
Continue to expand our infrastructure. We expect to selectively add executives to our management team and make other key hires to further strengthen and expand our core competencies and enable us to support our growth and remain a leader in VCM and the field of ophthalmology.

•
Collaborate with Otsuka to successfully develop our product candidates. We are leading the clinical development and U.S. regulatory strategies for the product candidates that we are developing in collaboration with Otsuka. We plan to continue this relationship, which we expect will enable us to capitalize on a large, underserved market while maintaining financial stability.

Issues to be Coped with
Intellectual Property

We believe a strong patent portfolio is critical to our success. In general, we seek patent protection for our anticipated products, or obtain such protection from the relevant patents we license. We also rely upon unpatented proprietary technology and know-how because, in some cases, our interest would be better served by reliance on trade secrets or confidentiality agreements than by patents. We have built a portfolio of 100 granted patents and 213 pending patent applications. To date, this portfolio includes 10 issued patents and 24 pending applications in the United States and one issued patent and 11 pending patent applications in Japan. The following is a description of our intellectual property portfolio.
Visual Cycle Modulation

For our lead VCM-based product candidate, emixustat, we have one issued United States patent (U.S. Patent No. 7,982,071) and seven pending United States patent applications. The issued patent will expire on or around 2029. Outside the United States, we have a total of nine issued patents in countries including Mexico, Korea, Australia and Canada, as well as approximately 35 pending foreign counterparts in Europe and countries including Japan, Canada, Brazil, China, Chile, India, Russia, Taiwan and Argentina. If issued, these patent applications will cover compositions of matter and methods of using emixustat and would expire between 2028 and 2033.
In addition to our VCM technology related to emixustat, we have five other issued United States patents and 10 pending United States patent applications relating to VCM. Outside the United States, we have approximately 17 granted patents and 113 pending foreign counterparts in Europe and countries including Japan, Canada, Mexico, Brazil, China, India, Russia, and Taiwan. If issued, these patent applications will cover compositions of matter and methods of using these compositions. If issued, these patents would expire between 2028 and 2034.
Pursuant to the Emixustat Agreement, we hold a non-exclusive, worldwide, fully paid-up license to make, have made, use, sell, offer for sale and import certain products based on VCM that are developed by employees of Otsuka. This license is subject to certain restrictions but is irrevocable except in the event of termination of the Emixustat Agreement.
OPA-6566

OPA-6566, an adenosine A2a receptor modulator, is the subject of one United States patent assigned to Otsuka (U.S. Patent No. 7,834,002) and the subject of two additional patent applications filed by Otsuka at the United States Patent and Trademark Office. The issued patent will expire on or around 2025. If issued, the patents resulting from the two pending applications would expire on or around 2025 and 2030, respectively. Otsuka may have the right to extend the terms of issued patents up to an additional five years.
Pursuant to the Glaucoma Agreement, until we exercise our right to co-develop and co-promote products based on OPA-6566, we hold a non-exclusive, royalty-free, fully paid-up license in the United States to certain patents directed to OPA-6566 and related proprietary know-how controlled by Otsuka.
Other Technologies

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

We intend to continue to invest in our internal drug discovery and development programs and actively seek to license or otherwise acquire the rights to potential new drugs to expand or enhance our product pipeline.
As part of our internal research and development efforts, we currently have three confidential, non-published patent applications pending with the United States Patent and Trademark Office covering early-stage exploratory programs.
In May 2012, we strengthened our patent portfolio by acquiring the ophthalmic intellectual property rights to fenretinide, a retinol-binding protein antagonist with the potential to address retinal diseases, and its related compounds from ReVision Therapeutics. The purpose of the acquisition was to:

•	Clearly differentiate our VCM-based compounds from the retinol-binding antagonists and educate the medical and scientific community;

•	Enhance the leadership position of our product candidates relating to dry AMD;

•	Utilize the proprietary data and know-how obtained for our development of emixustat; and

•	Strengthen our ability to discover treatments for serious diseases of the eye.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

3. Financial Statements and Other Information
(1) Balance Sheets
ACUCELA INC.
BALANCE SHEETS
(in thousands)

	December 31,		December 31,
	2012		2013
	US$	JPY	US$	JPY
Assets
Current assets:
Cash and cash equivalents	16,639	1,753,584	13,993	1,474,722
Investments	6,927	730,036	14,947	1,575,264
Restricted investments	5,009	527,898	—	—
Accounts receivable from collaborations with a related party	8,700	916,893	10,464	1,102,800
Deferred tax asset	770	81,150	770	81,150
Prepaid expenses and other current assets	1,521	160,298	2,430	256,097
Total current assets	39,566	4,169,859	42,604	4,490,033

Property and equipment, net	1,143	120,460	1,113	117,299
Long-term investment			3,478	366,546
Restricted long-term investments	750	79,042
Long-term deferred tax asset	3,895	410,494	1,699	179,057
Deferred offering costs	1,199	126,362	5,548	584,703
Other assets	471	49,637	350	36,887
Total assets	47,024	4,955,854	54,792	5,774,525

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of contingently convertible debt, related party	6,500	685,035	12,000	1,264,680
Accounts payable	735	77,461	754	79,464
Accrued liabilities	3,109	327,657	7,079	746,055
Accrued compensation	2,413	254,306	3,337	351,686
Deferred revenue from collaborations with a related party	570	60,072	254	26,769
Deferred rent and lease incentives	249	26,242	267	28,139
Total current liabilities	13,576	1,430,774	23,691	2,496,793
Commitments
Long-term deferred rent, lease incentives, and others	341	35,937	55	5,796
Long-term deferred revenue from collaborations with a related party	2,000	210,780	—	—
Long-term contingently convertible debt, related party	5,500	579,645	—	—
Total long-term liabilities	7,841	826,362	55	5,796

Shareholders’ equity:
Convertible preferred stock, no par value, 52,453 shares authorized:
Series A, no par value, 2,734 shares authorized, issued, and outstanding (liquidation value of $2,051)	2,051	216,154	2,051	216,154
Series B, no par value, 17,900 shares authorized, issued, and outstanding (liquidation value of $13,425)	13,387	1,410,855	13,387	1,410,855
Series C, no par value, 31,818 shares authorized, 11,807 shares issued and outstanding (liquidation value of $12,988)	12,771	1,345,935	12,771	1,345,935
Common stock, no par value, 60,000 shares authorized; 11,910 and 11,972 shares issued and outstanding as of December 31, 2012 and 2013, respectively	3,192	336,404	3,654	385,095
Additional paid-in capital	1,965	207,091	2,766	291,508
Accumulated other comprehensive loss	—	—	(10)	(1,053)
Accumulated deficit	(7,759)	(817,721)	(3,573)	(376,558)
Total shareholders’ equity	25,607	2,698,718	31,046	3,271,936
Total liabilities and shareholders’ equity	47,024	4,955,854	54,792	5,774,525
See accompanying notes to financial statements.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

(2) Statements of Income

ACUCELA INC.
STATEMENTS OF INCOME
(in thousands, except per share data)

	Year Ended December 31,		Year Ended December 31,
	2012		2013
	US$	JPY	US$	JPY
Revenues from collaborations with a related party	46,424	4,892,625	52,878	5,572,812

Expenses:
Research and development	31,604	3,330,745	36,940	3,893,106
General and administrative	7,787	820,671	9,120	961,156
Total expenses	39,391	4,151,417	46,060	4,854,263

Income from operations	7,033	741,207	6,818	718,549

Other income (expense), net:
Interest income	27	2,845	122	12,857
Interest expense	(138)	(14,543)	(116)	(12,225)
Other income (expense), net	(97)	(10,222)	180	18,970
Total other expense, net	(208)	(21,921)	186	19,602

Income before income tax	6,825	719,286	7,004	738,151
Income tax benefit (expense)	(2,647)	(278,967)	(2,818)	(296,989)
Net income	4,178	440,319	4,186	441,162
Net income attributable to participating securities	3,056	322,071	3,056	322,071
Net income attributable to common shareholders	1,122	118,247	1,130	119,090
Net income per share attributable to common shareholders
Basic	0.09	9	0.09	9
Diluted	0.09	9	0.09	9
Weighted average shares used to compute net income per share attributable to common shareholders:
Basic	11,901		11,964
Diluted	12,158		12,355

See accompanying notes to financial statements.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

(3) Statements of Comprehensive Income

ACUCELA INC.
STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

	Year Ended December 31,		Year Ended December 31,
	2012		2013
	US$	JPY	US$	JPY
Net income	4,178	440,319	4,186	441,162

Other comprehensive income:
Net unrealized gain on securities	6	632	(10)	(1,053)

Comprehensive income	4,184	440,951	4,176	440,108

See accompanying notes to financial statements.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

(4) Statements of Stockholders Equity
ACUCELA INC.
STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

	Convertible Preferred Stock								Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Series A		Series B		Series C		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2011	2,734	2,051	17,900	13,387	11,807	12,771	11,899	3,133	1,441	(6)	(11,937)	20,840
		(216,154)		(1,410,855)		(1,345,935)		(330,186)	(151,866)	((632))	((1,258,040))	(2,196,324)
Stock-based compensation	–	–	–	–	–	–	–	–	524	–	–	524
		(–)		(–)		(–)		(–)	(55,225)	(–)	(–)	(55,225)
Common stock issued in connection with stock option exercises	–	–	–	–	–	–	5	2	–	–	–	2
		(–)		(–)		(–)		(211)	(–)	(–)	(–)	(211)
Common stock issued in connection with the restricted stock purchase agreement	–	–	–	–	–	–	6	57	–	–	–	57
		(–)		(–)		(–)		(6,007)	(–)	(–)	(–)	(6,007)
Net income	–	–	–	–	–	–	–	–	–	–	4,178	4,178
		(–)		(–)		(–)		(–)	(–)	(–)	(440,319)	(440,319)
Unrealized gain on marketable securities available for sale	–	–	–	–	–	–	–	–	–	6	–	6
		(–)		(–)		(–)		(–)	(–)	(632)	(–)	(632)
Balance at December 31, 2012	2,734	2,051	17,900	13,387	11,807	12,771	11,910	3,192	1,965	–	(7,759)	25,607
		(216,154)		(1,410,855)		(1,345,935)		(336,404)	(207,091)	(–)	((817,721))	(2,698,718)
Stock-based compensation	–	–	–	–	–	–	–	–	678	–	–	678
		(–)		(–)		(–)		(–)	(71,455)	(–)	(–)	(71,455)
Tax benefit from stock compensation	–	–	–	–	–	–	–	–	123	–	–	123
		(–)		(–)		(–)		(–)	(12,962)	(–)	(–)	(12,962)
Common stock issued in connection with stock option exercises	–	–	–	–	–	–	30	6	–	–	–	6
		(–)		(–)		(–)		(632)	(–)	(–)	(–)	(632)
Common stock issued in connection with the restricted stock purchase agreement	–	–	–	–	–	–	31	456	–	–	–	456
		(–)		(–)		(–)		(48,059)	(–)	(–)	(–)	(48,059)
Net income	–	–	–	–	–	–	–	–	–	–	4,186	4,186
		(–)		(–)		(–)		(–)	(–)	(–)	(441,163)	(441,163)
Unrealized gain on marketable securities available for sale	–	–	–	–	–	–	–	–	–	(10)	–	(10)
		(–)		(–)		(–)		(–)	(–)	((1,053))	(–)	((1,053))
Balance at December 31, 2013	2,734	2,051	17,900	13,387	11,807	12,771	11,971	3,654	2,766	(10)	(3,573)	31,046
		(216,154)		(1,410,855)		(1,345,935)		(385,095)	(291,508)	((1,053))	((376,558))	(3,271,936)
See accompanying notes to financial statements.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

(5) Statements of Cash Flows

ACUCELA INC.
STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,		Years Ended December 31,
	2012		2013
	US$	JPY	US$	JPY
Cash flows from operating activities
Net income	4,178	440,319	4,186	441,162
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	464	48,900	530	55,856
Amortization of deferred financing costs	10	1,053	–	–
Loss from the disposal of fixed assets	79	8,325	–	–
Stock-based compensation	581	61,231	1,134	119,512
Amortization of premium/discount on marketable securities	107	11,276	333	35,094
Deferred taxes	2,434	256,519	2,196	231,436
Changes in operating assets and liabilities:
Accounts receivable from collaborations with a related party	3,551	374,239	(1,764)	(185,907)
Prepaid expenses and other current assets	(1,037)	(109,289)	(909)	(95,799)
Accounts payable	(1,949)	(205,405)	(102)	(10,749)
Accrued liabilities	1,315	138,587	3,154	332,400
Accrued compensation	778	81,993	924	97,380
Deferred rent and lease incentives	48	5,058	(268)	(28,244)
Deferred revenue from collaborations with a related party	570	60,072	(2,316)	(244,083)
Other assets	117	12,330	121	12,753
Net cash provided by operating activities	11,246	1,185,208	7,219	760,811

Cash flows from investing activities
Purchases of marketable securities available for sale	(15,580)	(1,641,976)	(23,217)	(2,446,839)
Maturities of marketable securities available for sale	12,163	1,281,858	17,135	1,805,857
Additions to property and equipment	(326)	(34,357)	(500)	(52,695)
Net cash used in investing activities	(3,743)	(394,475)	(6,582)	(693,677)

Cash flows from financing activities
Proceeds from issuance of common stock	2	210	6	632
Restricted investments income	(13)	(1,370)	–	–
Payments for deferred offering costs	(613)	(64,604)	(3,412)	(359,590)
Excess tax benefit from stock-based compensation	–	–	123	12,962
Net cash used in financing activities	(624)	(65,764)	(3,283)	(345,996)

(Decrease) increase in cash and cash equivalents	6,879	724,969	(2,646)	(278,862)

Cash and cash equivalents – beginning of year	9,760	1,028,606	16,639	1,753,584
Cash and cash equivalents – end of year	16,639	1,753,584	13,993	1,474,722

Supplemental disclosure
Cash paid for interest	420	44,263	–	–
Cash paid for income taxes	151	15,913	828	87,262
Restriction of investments as collateral	5,750	605,992	(5,759)	(606,941)
Unpaid deferred offering costs	–	–	937	98,750
See accompanying notes to financial statements.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

(6) Note regarding Assumption of Going Concern – None noted

(7) Notes on the Financial Statement
(Note 1) Accounting Principles, Procedures and Presentation of the Financial Statement

The company prepares the financial statements in accordance with generally accepted accounting principle in the United States of America ("U.S. GAAP"). U.S. GAAP is codified in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), which is the source of authoritative accounting principles recognized by the F ASB to be applied by nongovernmental entities. Certain adjustments and reclassifications have been incorporated in the accompanying financial statements to present them in conformity with U.S.GAAP.

(Note 2) Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.
(Note 3) Reclassifications
Certain prior period balances have been reclassified in order to conform to current period presentation.
(Note 4) Per Share Information

	FY 2012	FY2013
Numerator:
Net Income (US$ in thousands (JPY in thousands)	4,178 (440,319)	4,186 (441,162)
Net income attributable to participating securities (US$ in thousands (JPY in thousands)	3,056 (322,071)	3,056 (322,071)
Net income attributable to common shareholders (US$ in thousands (JPY in thousands)	1,122 (118,247)	1,130 (119,090)
Denominator:
Basic weighted average shares of common stock outstanding (shares)	11,900,886	11,963,875
Dilutive effect of exercise of stock options (shares)	256,574	390,934
Diluted weighted average shares of common stock outstanding (shares)	12,157,460	12,354,809
Basic net income per share (common stock) (US$ (JPY))	0.09 (9)	0.09 (9)
Diluted net income per share (common Stock) (US$ (JPY))	0.09 (9)	0.09 (9)

(Note 5) Significant Subsequent Events

•
On February 10, 2014, we completed our IPO whereby we sold 9,200,000 shares of common stock at $17.72 per share and received net proceeds of $143,100,000 (JPY 15,081,309,000) (after underwriting discounts and commissions and estimated offering costs not yet paid as of December 31, 2013;

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

•
On February 13, 2014, the automatic conversion of $12,000,000 (JPY 1,264,680,000) of outstanding principal underlying a convertible note that we issued to SBI Holdings, Inc. in May 2006, which converted upon the completion of our IPO into an aggregate of 3,636,364 shares of our common stock;

•	On February 13, 2014, the 32,441,604 outstanding shares of convertible preferred stock automatically converted into an aggregate of 10,813,867 shares of common stock upon the closing of our IPO;

•	On February 10, 2014, we filed an amended and restated certificate of incorporation with the State of Washington to authorize 100 million shares of common stock and zero preferred stock.

(Note 6) Difference between US GAAP and Japanese GAAP

The financial statements of Acucela Inc. presented in this report conform with US GAAP. Such principles vary from the accounting principles generally accepted in Japan (“Japanese GAAP”). Significant differences between Japanese GAAP and US GAAP are summarized below. These differences are not necessarily the only differences and other differences may exist:

US GAAP	Japanese GAAP

Revenue Recognition
In the United States, in accordance with the authoritative accounting guideline (which summarizes the views of certain of the staff of the Securities and Exchange Commission (the "SEC")) publicized and amended by the SEC, revenue shall be recognized when all of the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery of products has occurred or services have been rendered; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured. In addition, another authoritative accounting guideline on revenue recognition has been added to arrangements in which multiple products or services are provided; the amendment has been applicable to the Company prospectively, as from November 1, 2010.

In the United States, in October 2009, the FASB amended the guideline on revenue recognition with regard to multi-element arrangements. The guideline has eliminated the residual method of allocation with regard to revenue recognition and requires that if neither vendor-specific objective evidence (VSOE) nor third-party evidence (TPE) is available, management's best estimate of the selling price of each element in the relevant arrangement be used.

Furthermore, in April 2010, the FASB publicized guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions; the guidance was early adopted by the Company as of December 31, 2009.

Revenue Recognition
In Japan, the authoritative guidance states that revenues are recognized upon sale of goods or provision of services in accordance with the principle of realization. The authoritative guidance in Japan is not as prescriptive as US GAAP.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

Marketable Securities
At each reporting period, the Company determines whether a decline in the value of marketable securities and investments is temporary, based on the criteria that include the duration and extent of the market decline, the financial position and business outlook of the issuer and the intent and ability of the Company to retain the marketable securities and investments for a sufficient period of time for anticipated recovery in fair value. If a decline in the value of marketable securities and investments is determined to be other than temporary, the difference between the book value and the fair value shall be recorded as an impairment charge in the statement of income.

Marketable Securities
For securities where there is a market price or rationally calculable value, the fair value after the significant drop should be used as the new book value, unless the fair value is expected to recover. The valuation differences are treated as loss for the accounting period.

Compensated Absences Under ASC 710-10-25, a liability for compensation for future absences is recorded if certain criteria are met.	Compensated Absences There is no requirement to record accruals for compensated absences under Japanese GAAP.

Stock Option
In the United States, stock-based compensation, including stock options, shall be accounted for in accordance with the guidance of ASC Topic 718, Compensation - Stock Compensation. The guidance, which requires the recognition of cost of all stock-based payment transactions on the financial statements, requires entities to determine fair value as a measuring object and apply a measurement method based on fair value in accounting for stock-based payment transactions.

Stock-based compensation classified as equity shall be accounted for with adjustment made to paid-in surplus and shall not be stated separately on the balance sheet.

Stock Option
In Japan, in accordance with the Accounting Standards Board of Japan (ASBJ) Accounting Standard - ASBJ Statement No. 8, Accounting Standard for Stock-based Payment, with regard to stock options granted on or after May 1, 2006, such compensation costs shall be recognized based on fair appraisal value thereof as of the grant date for the period from the grant date of the stock options to the date on which the stock options become exercisable, and the corresponding amount shall be recorded as a separate item in the "net assets section" of the balance sheet. With regard to stock options granted prior to May 1, 2006, no specified accounting standard exist and generally, no compensation cost is recognized. The stock acquisition right account would be reversed when the options are expired unused and reversal gain is recognized in earnings.

Research and Development
In the United States, in accordance with ASC 730 (previously, EITF 07-3, Accounting for Nonrefundable Advance Payments for Goods or Services Received for Use in Future Research and Development Activities), nonrefundable advance payments for goods or services that will be used or rendered for future research and development activities shall be deferred, and shall be amortized for the period during which goods or services are used or rendered, based on the evaluation of their recoverability.

Research and Development In Japan, no such accounting treatment is required.

Acucela Inc. (4589) Financial Results for the Fiscal Year Ended December 31, 2013

Fair Value
In the United States, ASC Topic 820, Fair Value Measurements and Disclosures defines fair value, provides a framework for fair value measurements and expands disclosures about fair value measurements. With regard to the definition of fair value, while the guidance under Topic 820 still uses the concept of a price for exchange, it expressly provides that the price is a price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants on the measurement date. ASC Topic 820 emphasizes that fair value is a market-based value and is not an entity-specific value. It also establishes a multi-level hierarchy of fair values as a framework for fair value measurements and requires expanded disclosures of assets and liabilities measured at fair value.

Fair Value
In Japan, there is no comprehensive accounting standard for fair value measurements. In the respective accounting standards for financial instruments and nonfinancial assets and liabilities, fair value is defined as a value based on a market price or if no market price is available, a reasonably assessed value.

Subsequent Event Disclosure
The scope is events or transactions that occur after the balance sheet date but before financial statements are issued or are available to be issued. Financial statements are considered available to be issued when they are complete in a form and format that complies with GAAP and all approvals necessary for issuance have been obtained.

Subsequent Event Disclosure
“Audit Treatment for Subsequent Events” defines subsequent events, which are within the scope of the financial statements audit, as events which occur after the balance sheet date and before the reporting date. Because it includes the definition, scope and treatment of subsequent events, it is used as a practical guide for accounting. In addition, it sets the rules for the events which occur after the reporting date and before the submission date of the annual security report.

Changes in Directors, Officers, and Corporate Auditors

•	Directors
Not Applicable

•	Officers
Not Applicable

•	Corporate Auditor

Not Applicable